SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 6, 2003

HANOVER COMPRESSOR COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-13071	76-0625124
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

12001 North Houston Rosslyn
Houston, Texas	77086
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (281) 447-8787

Item 5. Other Events.

In reference to the exercise by Hanover of its right to put its ownership interest in the PIGAP II joint venture in Venezuela back to a subsidiary of Schlumberger pursuant to Section 1.7(a) of the purchase agreement under which Hanover acquired its interest in the PIGAP II joint venture, attached is Schedule 1.2(c) to the purchase agreement, which is referenced by Section 1.7(a) of the purchase agreement. The purchase agreement was previously filed as Exhibit 10.63 to Hanover’s quarterly report on Form 10-Q for the quarter ended June 30, 2001.

In exchange for our interest in the PIGAP II joint venture, the Schlumberger subsidiary received approximately 1.4 million shares of Hanover common stock (calculated using a price of $32.50 per share), approximately $24 million in cash, after purchase price adjustments, and the right to receive $58 million upon the consummation of a non-recourse financing by the joint venture, which was not consummated by the required deadline. Since the acquisition of the PIGAP II joint venture, Hanover has invested approximately $7.4 million in the joint venture and has received distributions from the joint venture of approximately $21 million. As disclosed in its press release of February 3, 2003, Hanover is currently in discussions with Schlumberger to explore the possibility of entering into a new agreement under which Hanover would retain its ownership interest in PIGAP II. Accordingly, the financial impact of the transaction that will be ultimately consummated cannot be determined at this time.

Item 7.    Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro Forma Financial Information.

Not applicable.

(c) Exhibits.

99.1	Schedule 1.2(c) to Purchase Agreement among Schlumberger Technology Corporation, Schlumberger Oilfield Holdings Limited, Schlumberger Surenco S.A., Camco International Inc., Hanover Compressor Company and Hanover Compression Limited Partnership.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANOVER COMPRESSOR COMPANY

Date: February 6, 2003

By:    /s/    MARK S. BERG

Mark S. Berg

Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

99.1

Schedule 1.2(c) to Purchase Agreement among Schlumberger Technology Corporation, Schlumberger Oilfield Holdings Limited, Schlumberger Surenco S.A., Camco International Inc., Hanover Compressor Company and Hanover Compression Limited Partnership.